EXHIBIT 10.34

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 22, 2010, by and among DD3D, Inc., a Florida corporation (“Purchaser”), Digital Domain Holdings Corporation, a Florida corporation (“DDHC”), In-Three, Inc., a Nevada corporation (“Seller”), and the shareholders of Seller identified on the signature page(s) hereto (the “Seller Shareholders”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to them in Annex A attached hereto.

RECITALS

A.          The boards of directors of Seller, Purchaser and DDHC have determined that it is in the best interests of, respectively, Seller, Purchaser and DDHC and their respective shareholders that Purchaser acquire the business of Seller (the “Business”), pursuant to the terms and conditions of this Agreement, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B.           Seller, Purchaser, DDHC and the Seller Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the asset sale and purchase transaction contemplated hereby, as set forth hereinbelow.

AGREEMENT

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties contained herein and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

ARTICLE 1
DESCRIPTION OF TRANSACTION

Section 1.1           Agreement to Sell.  Subject to the terms and conditions hereof, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all right, title and interest of Seller in and to all of those assets, properties and rights set forth in Section 1.1(a)-(i) hereof, including, without limitation, rights of every kind, nature, character and description related thereto, whether personal or mixed, whether tangible or intangible, and wherever situated, in existence on the date hereof and any additions thereto on or before the Closing Date (such assets, properties and rights being collectively referred to as the “Assets”), expressly excluding the Excluded Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  The Assets shall include, without limitation, all of Seller’s right, title and interest in and to the following assets, properties and rights:

(a)           the Assumed Contracts;

(b)           all Software Programs;

(c)           all Seller Intellectual Property and all goodwill associated therewith;

(d)           All of Seller’s claims and causes of action, matured or unmatured, absolute or contingent, relating to or arising out of or in connection with or relating to any of the Assets or the Business, and whether ex contractu or ex delicto;

(e)           all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights from third parties related to the Assets;

(f)           all Governmental Authorizations related to the Assets that are transferrable to Purchaser;

(g)           all insurance proceeds and insurance awards receivable with respect to any of the Assets which arise from or relate to events occurring prior to or on the Closing Date;

(h)           all information, files, correspondence, records, data, plans, reports and recorded knowledge relating in any way to the Business, including customer, supplier, price and mailing lists, and copies of all accounting or other books and records of Seller, in whatever media retained or stored;

(i)            the materials and equipment listed in Schedule 1.1(i) attached hereto; and

(j)            all Websites and Domain Names.

Section 1.2            Excluded Assets.  Notwithstanding anything to the contrary set forth herein, the Assets shall not include Seller’s right, title or interest in and to the following assets, properties or rights (collectively, the “Excluded Assets”):

(a)           Seller Charter Documents (as defined below);

(b)           the Contracts to which Seller is a party which are not Assumed Contracts;

(c)           all cash, cash equivalents and marketable securities and all rights to any bank accounts;

(d)           all right to Tax refunds;

(e)           all accounts receivable of Seller; and

(f)           the rights that accrue to Seller hereunder.

Section 1.3            Assumption of Assumed Liabilities.

(a)           Except as provided in Section 1.3(b), Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of Seller whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and Seller shall retain responsibility for all such liabilities and obligations (collectively, the “Excluded Liabilities”).

(b)           Effective as of the Closing Date, Purchaser shall assume the executory obligations of Seller under each Assumed Contract listed on the attached Schedule 1.3(b), except to the extent such obligations are required to be performed on or prior to the Closing Date, are not disclosed on the face of such Assumed Contract or otherwise detailed on Schedule 1.3(b), or accrue and relate to the operation of Seller’s business prior to the Closing Date (collectively, the “Assumed Liabilities”).

Section 1.4            Specifically Excluded Liabilities.  Specifically, and without in any way limiting the generality of Section 1.3(a), the Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or satisfy any liability or obligation (the “Specifically Excluded Liabilities”):

(a)           relating to any liability or obligation (including accounts payable) arising prior to the Closing, owed to any employee, agent, contractor, vendor, account payor, service provider, creditor, lender or any Affiliate of Seller;

(b)           for any Taxes with respect to any period;

(c)           for any Closing Date Liabilities (as defined below);

(d)           relating to guarantees of any indebtedness of any Person;

(e)           relating to, resulting from, or arising out of, (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings or (ii) claims based on violations of Law (including any Environmental Law (as defined below), workers’ compensation, employment practices or health and safety matters), breach of Contract, or any other actual or alleged failure of Seller to perform any obligation (under any Law, Governmental Authorization or Contract), in each case arising out of, or relating to, (A) acts or omissions that shall have occurred prior to the Closing, (B) services performed or products sold prior to the Closing, (C) the ownership or use of the Assets prior to the Closing, or (D) the operation of Seller’s business prior to the Closing;

(f)            pertaining to any Excluded Asset;

(g)           relating to, resulting from, or arising out of, any of the operations of Seller that have been discontinued or disposed of prior to the Closing; and

(h)           arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller.

The Specifically Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

ARTICLE 2
CONSIDERATION; CLOSING

Section 2.1           Purchase Price.  In consideration of the sale of the Assets, in addition to the assumption of the Assumed Liabilities, at the Closing hereunder, Purchaser shall pay to Seller (i) a cash amount equal to U.S.$869,691.00 (the “Cash Consideration”); and (ii) 423,287 newly issued shares (the “Shares”) of common stock, no par value per share, of DDHC (the “Common Stock”).

Section 2.2            Earn-Outs.  Should Purchaser, or any of its Affiliates, receive Earn-Out Revenues (as defined below), Purchaser shall make the following additional payments (collectively, “Earn-Outs”) to Seller, as follows:

(a)            During each consecutive 12-month period within the Earn-Out Period (as defined below), Purchaser shall pay to Seller an amount equal to (i) 5% of the first U.S.$15,000,000.00 in Revenues received during such 12-month period by Purchaser and its Affiliates (the “Earn-Out Revenues”), (ii) 4% of the next U.S.$15,000,000.00 in such Earn-Out Revenues received during such 12-month period, (iii) 3% of the next U.S.$15,000,000.00 in such Earn-Out Revenues received during such 12-month period, and (iv) 2% of all such Earn-Out Revenues above U.S.$45,000,000.00 received during such 12-month period.  Notwithstanding the foregoing, during the first consecutive 12-month period within the Earn-Out Period in which an Earn-Out of greater than U.S.$500,000.00 is earned, the first U.S.$10,000,000.00 of Revenues for such 12-month period shall be exempt from the Earn-Out payment obligations set forth in the first sentence of this Section 2.2(a), provided that U.S.$500,000.00 will be applied towards the Aggregate Earn-Out (as defined below) total as if such amount had been paid to Seller as an Earn-Out.

(b)           Earn-Outs shall be paid by Purchaser to Seller by wire transfer in immediately available funds on a quarterly basis within 30 days after the end of each calendar quarter during the Earn-Out Period and shall be reconciled on an annual basis.  Purchaser shall maintain book and records relating to Earn-Out Revenues and Earn-Outs separately from its other books and records.

(c)           During the Earn-Out Period and for six months thereafter, Seller may designate a certified public accountant (the “CPA”), who shall be reasonably acceptable to Purchaser, and who shall not perform the subject services on a contingency fee basis, to examine the books and records of Seller solely as they may contain information for the calculation of Earn-Outs payable to Seller hereunder.  Such examination (i) shall be at Seller’s sole cost and expense, (ii) must be conducted during Purchaser’s normal business hours and only upon no less than 15 days’ prior written notice and (iii) may not be conducted more than once in any 12-month period during the Earn-Out Period and the six months thereafter.  The CPA shall hold all books and records and resulting reports (each, a “CPA Report”) in the strictest confidence except as necessary to report to Seller on and/or to testify regarding the accuracy of Purchaser’s books and records.  The CPA Report shall be limited to a statement of whether a discrepancy has been discovered and, if so, the amount. If the CPA Report substantiates underpayment or overpayment of Earn-Outs, the applicable party shall promptly pay such amount to the other.  In the event of an underpayment in excess of ten percent of the total amount paid during the audited period (provided that the amount such underpayment is more than U.S.$5,000.00), Purchaser shall reimburse Seller for the reasonable third-party costs of the audit incurred by it.

(d)           Payment of the Earn-Outs will continue until the earlier to occur of: (i) the fifth anniversary of the Closing Date, or (ii) the date on which the sum of (A) the value of the Shares on the earlier of (the date thereof, the “Liquidity Date”), (1) the date that shares of Common Stock become freely tradable on the public markets with the deemed value of the Shares to be the initial price at which DDHC sells shares of the Common Stock to the public on such date, or (2) the date of an offer by DDHC to repurchase at fair value (no minority interest discounts) as determined by an independent valuation performed by a qualified professional designated by Purchaser and reasonably acceptable to Seller (the “Equity Value”), and (B) the amount of the aggregate payments of Earn-Outs made to Seller through such date (the “Aggregate Earn-Out”), exceeds U.S.$22,000,000.00 (such payment period being the “Earn-Out Period”).  For clarity, Seller shall not be obligated to accept Purchaser’s offer to purchase the Shares at fair value, but such offer shall nonetheless be included as a part of the calculation of the Equity Value.  Notwithstanding the foregoing, in the event that, on the fifth anniversary of the Closing Date, the sum of the Equity Value and the Aggregate Earn-Out does not exceed U.S.$12,000,000.00, then the Earn-Out Period will continue until such time that the sum of the Equity Value and the Aggregate Earn-Out is equal to or greater then U.S.$12,000,000.00.

Section 2.3            Closing.  The Closing shall take place concurrently with the execution and mutual delivery by all parties hereto of this Agreement.

Section 2.4           Statement of Closing Date Liabilities.  Concurrently with the execution hereof, Seller shall deliver to Purchaser a statement (the “Closing Date Liabilities Statement”), signed by Seller and the Seller Shareholders, which sets forth, all Excluded Liabilities (including estimates of all Excluded Liabilities that will be due and payable after the Closing).

Section 2.5            Employee Matters.

(a)           As soon as practicable after the Closing, Purchaser shall provide to Seller a schedule identifying the Employees who Purchaser desires to employ (such Employees, the “Continuing  Employees”).  Seller will use its commercially reasonable efforts to cause all of such Continuing Employees to execute offer letters with Purchaser, which offer letters shall only become effective (the “Transfer”) upon a date to be mutually agreed upon by Seller and Purchaser (the “Transfer Date”).  Seller agrees that, effective as of the Transfer, the employment by Seller of each such Continuing Employee shall terminate, provided that any and all agreements with Seller or its Affiliates concerning confidentiality, assignment of works and nonsolicitation (whether or not assigned to Purchaser pursuant to the terms hereof) shall remain in full force and effect and shall survive the termination of each such Person’s employment with Seller in accordance with the terms thereof.

(b)           As of the Transfer, Seller shall pay, or cause to be paid, to all Continuing Employees any and all liabilities of Seller due such employees and relating to or arising out of their employment with Seller prior to the Transfer or the termination of their employment with Seller.  Without limiting the generality of the foregoing, Seller agrees that Seller shall, in accordance with its policies, reimburse all Continuing Employees for all business expenses reimbursable pursuant to Seller’s policies and incurred by such persons prior to the Transfer.  To the extent that, after the Transfer, any such person submits to Purchaser a request for reimbursement for business expenses incurred prior to the Transfer, Purchaser shall promptly forward such request to Seller and Seller shall, promptly upon receiving such a request, pay in full such expenses that are reimbursable pursuant to its policies and confirm to Purchaser that such payment has been made.

(c)           All Continuing Employees shall cease active participation in all plans, programs and arrangements of Seller relating to compensation and employee benefits as of the time of the Transfer.  Purchaser shall not be deemed a “successor employer” of any Employees or former Employees.  Nothing in this Section 2.5 shall be construed as conferring on any Continuing Employee a continued right to employment with Purchaser, other than as expressly set forth in any offer letter tendered to such Continuing Employee by Purchaser and executed by Purchaser.  Except as set forth herein, nothing herein shall restrict Purchaser in the exercise of its independent business judgment, as to the terms and conditions under which it shall continue to employ any Continuing Employee, the duration of any such employment, the basis on which such employment is terminated or the compensation or benefits provided to any such Continuing Employee.

(d)           Seller shall retain all liabilities for claims incurred with regard to an Employee (and his or her eligible spouse and dependents) on or prior to the Transfer Date under the Plans (as defined below) that are welfare benefit plans within the meaning of Section 3(1) of ERISA and all short term disability and salary continuation plans or arrangements.  Seller will provide any continuation coverage required under COBRA to each “qualified beneficiary” (as defined in COBRA) whose first “qualifying event” (as defined in COBRA) occurs on or prior to the Transfer Date.

Section 2.6           Seller Closing Deliveries.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(a)           executed bills of sale, instruments of assignment, certificates of title documents, deeds and other conveyance documents reasonably requested by and in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, transferring to Purchaser all of Seller’s right, title and interest in and to the Assets, together with possession of the Assets, including a bill of sale and assignment substantially in the form of Exhibit A attached hereto and an assignment of patents substantially in the form of Exhibit B attached hereto, executed by Seller;

(b)           documents evidencing the assignment of the Assumed Liabilities, executed by Seller, including an assignment and assumption agreement substantially in the form of Exhibit C attached hereto, executed by Seller;

(c)           a Consulting Agreement in form reasonably acceptable to Neil Feldman and Purchaser executed by Neil Feldman (the “Feldman Agreement”);

(d)           a certificate of non-foreign status that complies with Treasury Regulation Section 1.4445-2(c)(3), executed by Seller;

(e)           a certificate, dated as of the Closing Date, signed by Seller (i) attaching copies of the articles of incorporation and bylaws, and any amendments thereto, of Seller, (ii) certifying that attached thereto are true, correct and complete copies of action by written consent or resolutions duly adopted by Seller which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) certifying the good standing of Seller in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, as of a date not more than 15 days prior to the Closing, and that that there are no proceedings for the dissolution or liquidation of Seller, and (iv) certifying the incumbency, signature and authority of the officers of Seller authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Seller; and

(f)           the Closing Date Liabilities Statement in accordance with Section 2.4.

Section 2.7            Purchaser Closing Deliveries.  At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a)           stock certificate(s) representing the Shares duly executed by DDHC;

(b)           payment of the Cash Consideration;

(c)           the Feldman Agreement as executed by Purchaser;

(d)           documents evidencing the assumption of the Assumed Liabilities, including an assignment and assumption agreement substantially in the form of Exhibit C attached hereto, executed by Purchaser;

(e)           a certificate, dated as of the Closing Date, signed by Purchaser and DDHC (i) attaching copies of the certificate of incorporation and bylaws, and any amendments thereto, of DDHC, (ii) certifying that attached thereto are true, correct and complete copies of action by written consent or resolutions duly adopted by Purchaser and DDHC which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) certifying the good standing of Purchaser and DDHC in there respective jurisdictions of incorporation and in each other jurisdiction in which either of them is qualified to do business, as of a date not more than 15 days prior to the Closing, and that that there are no proceedings for the dissolution or liquidation of Purchaser or DDHC, and (iv) certifying the incumbency, signature and authority of the officers of Purchaser and DDHC respectively authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Purchaser and/or DDHC, as the case may be; and

(f)           all other documents required to be entered into or delivered by Purchaser or DDHC at or prior to the Closing pursuant hereto, and other documents reasonably requested by and in form and substance reasonably satisfactory to Seller, dated as of the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF SELLER

Except as set forth on the Seller Disclosure Schedule, Seller hereby represents and warrants to Purchaser and DDHC, as of the date hereof and as of the Closing Date (or if made as of a specified date, as of such date), as set forth below in this Article 3.

Section 3.1            Organization; Standing and Power; Subsidiaries.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Seller Disclosure Schedule, which jurisdictions constitute as of the date hereof the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable.  Seller has no Subsidiaries.  Seller does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity.  Seller has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of Seller.

Section 3.2            Articles of Incorporation and Bylaws; Records.  Seller has delivered to Purchaser true, correct and complete copies of (a) the articles of incorporation and bylaws of Seller and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders and board of directors (including any committee thereof) of Seller (the items described in (a) and (b) above, collectively, the “Seller Charter Documents”).  There have been no formal meetings or other proceedings of the shareholders or board of directors (including any committee thereof) of Seller that are not fully reflected in Seller Charter Documents.  There has not been any material violation of Seller Charter Documents, and Seller has not taken any action that is inconsistent in any material respect with Seller Charter Documents.  The books of account, records, minute books and other records of Seller are true, correct and complete in all material respects, and have been maintained in all material respects in accordance with all applicable Laws and prudent business practices.

Section 3.3            Authority; Binding Nature of Agreement.  Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Seller Related Agreement to which it is a party and the execution, delivery and performance of this Agreement by Seller has been authorized by all necessary action on the part of Seller.  This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and public policies, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).  Upon the execution and delivery by or on behalf of Seller of each Seller Related Agreement to which it is a party, such Seller Related Agreement will constitute the legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.4            Absence of Restrictions and Conflicts; Required Consents.  Neither the execution, delivery or performance by Seller of this Agreement or any of the Seller Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Seller Related Agreements, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)           contravene, conflict with or result in a violation of any provision of any Seller Charter Documents;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Seller Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Seller, or any of the assets owned, used or controlled by Seller, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the business of Seller or to any of the assets owned, used or controlled by Seller;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Seller Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Seller Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of Seller under any such Seller Contract, or charge any fee, penalty or similar payment to Seller under any such Seller Contract; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Seller.

To the Knowledge of Seller, no filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by Seller of this Agreement or any of the Seller Related Agreements, or (ii) the consummation of any of the other transactions contemplated by this Agreement or any of the Seller Related Agreements.

Section 3.5            Undisclosed Liabilities.  There are no liabilities or obligations of Seller of any kind whatsoever (absolute, accrued, contingent, determined, determinable or otherwise), whether known or unknown, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, except such liabilities or obligations that appear on the Closing Date Liabilities Statement.

Section 3.6            Absence of Changes.  Since June 30, 2010:

(a)           no Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that will, or could reasonably be expected to, have a Material Adverse Effect;

(b)           Seller has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby;

(c)           Seller has not:

(i)           (A) declared, accrued, set aside or paid any distributions (whether in cash, equity interests or property) on or in respect of any of its capital stock or other equity or voting interests, (B) authorized for issuance or issued and delivered any additional capital stock, (C) split, combined or reclassified any capital stock or other equity or voting interests, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock or other voting interests, (D) purchased, redeemed or otherwise acquired any capital stock or any other securities of any Subsidiaries of Seller, (E) taken any action that would result in any change of any term (including any conversion price thereof) of any debt security of Seller, or (F) otherwise distributed any cash to its shareholders in their capacity as such;

(ii)           amended or permitted the adoption of any amendment to the Seller Charter Documents;

(iii)          settled or compromised any Legal Proceedings related to or in connection with the Assets;

(iv)          disposed of or permitted to lapse any ownership and/or right to the use of, or failed to protect, defend and maintain the ownership, validity and registration of, any Seller Intellectual Property; or

(v)           taken or omitted to take any action that is reasonably likely to breach any provision of this Agreement; and

(d)           Seller has not agreed to take, or committed to take, any of the actions referred to in clauses “(b)” or “(c)” above.

Section 3.7            Title to and Sufficiency of the Assets.  Seller has and shall convey to Purchaser at the Closing good, valid, transferable and marketable title to all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.  The Assets, together with the Excluded Assets, represent substantially all of the assets used in the operation of the Business as conducted prior to the Closing Date.

Section 3.8            Real Property.  Seller does not own, and has never owned, any real property.  Seller is not obligated, and does not have an option, to acquire an ownership interest in any real property.  Section 3.8 of the Seller Disclosure Schedule attached hereto lists all leases and other agreements for the use of real property currently leased or used by Seller in connection with the Business.

Section 3.9            Personal Property.  All items of tangible personal property and assets included in the Assets (i) are free of material defects and in good operating condition and in a state of good maintenance and repair, subject to ordinary wear and tear and (ii) were acquired and are usable in the regular and ordinary course of business.

Section 3.10          Intellectual Property.

(a)           Section 3.10(a)(i) of the Seller Disclosure Schedule contains a true, complete and accurate list of each of the items of Registered  Seller Intellectual Property.  Section 3.10(a)(i) of the Seller Disclosure Schedule accurately summarizes, where applicable, the following for each item of Registered Seller Intellectual Property: patent number, application number, registration number, filing date, date of issuance, registration or grant, applicant, classification of goods or services covered (for trademarks and service marks), agreement title, mark or name, owner, licensee, licensor, license date, country of origin and subject matter. Section 3.10(a)(ii) of the Seller Disclosure Schedule sets forth a list of all unregistered Intellectual Property material to the Business.  Section 3.10(a)(iii) of the Seller Disclosure Schedule contains a list of all agreements to which Seller is a party that includes a license with respect to any Seller Intellectual Property (including all “licenses in” or “licenses out” of Intellectual Property) (each a “Company License”).  The items listed in Sections 3.10(a)(i), 3.10(a)(ii) and 3.10(a)(iii) of the Seller Disclosure Schedule constitute all of the Intellectual Property necessary to provide all services provided by Seller to its customers in connection with the Business.  All Seller Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and no Registered Seller Intellectual Property is subject to any unpaid maintenance fees or taxes or actions due within 90 days after the Closing Date.  There are no proceedings or actions known to Seller before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Seller Intellectual Property other than those set forth in Section 3.10(a)(iv) of the Seller Disclosure Schedule.  Other than as included on Section 3.10(a)(v) of the Seller Disclosure Schedule, Seller is not aware of any facts that cause Seller to believe, or any assertions by any third party, that any Registered Seller Intellectual Property is not valid and enforceable.

(b)           Except as described on Section 3.10(b) of the Seller Disclosure Schedule, Seller has good, valid and legal title to, and is the sole and exclusive owner of, or is the licensee of, all right, title and interest in and to, the Seller Intellectual Property, free and clear of all security interests, liens, encumbrances or claims of others.

(c)           Except as set forth in Section 3.10(c)(i)-(ix), respectively, of the Seller Disclosure Schedule, (i) there are no obligations (including royalty obligations), covenants or restrictions from third parties, or orders, writs, injunctions or decrees of any court, administrative agency or governmental authority adversely affecting either the use, disclosure, enforcement, transfer or licensing of the Seller Intellectual Property; (ii) each item of Seller Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary or desirable for the conduct of Seller’s business as presently conducted or proposed by Seller to be conducted; (iii) no entity other than Seller possesses any current or contingent rights to any of the Seller Intellectual Property (including, without limitation, through any escrow account); (iv) Seller has secured from all persons who have created or otherwise have any rights in or to, any item of Seller Intellectual Property, valid enforceable written assignments of, or licenses to, any such Seller Intellectual Property; (v) Seller is the owner or licensee of all Seller Intellectual Property incorporated in, or created in connection with, work provided by Seller to its customers and clients; (vi) Seller has not transferred, and is not obligated to transfer to any third party, any Seller Intellectual Property; (vii) there is no action, suit, arbitration or other proceeding pending or, to the Knowledge of Seller, threatened, which involves any Seller Intellectual Property; (viii) Seller is not in default under any Company License or other agreement whereby it has the right to use, sell, license, maintain enhance, modify or otherwise deal with any Seller Intellectual Property; and (ix) Seller is not subject to any order, writ, injunction or decree of any court, administrative agency or governmental authority and is not party to any contract, agreement, commitment or arrangement which restricts or impairs the use of any Seller Intellectual Property.

(d)           Each past and present Employee and independent contractor of Seller and each other person who and entity which has rendered services, contributed ideas, or otherwise created or contributed to the Seller Intellectual Property in any manner has entered into a written agreement substantially in the form as provided to Purchaser (each, an “Invention Assignment”) pursuant to which that employee, independent contractor, other person or entity, as the case may be, has:  (a) agreed that the services rendered, ideas contributed, or products created or contributed by such Employee, independent contractor, other person or entity, were rendered, contributed or created as a "work made for hire" within the scope of that person’s or entity’s employment or engagement (if such services, ideas, or products can be deemed a "work for hire" under applicable law), and (b) assigned to Seller all of such person’s or entity’s right, title and interest in and to the results of that person’s or entity’s services and contributions throughout the universe in any and all media now existing or hereafter developed, with no further right to use or  exploit such results, free and clear of all Encumbrances, and with such person or entity having retained no claim based on “moral rights” or similar theories.  All such Invention Assignments are in full force and effect.  Other than as disclosed in Section 3.10(d) of the Seller Disclosure Schedule, Seller does not presently owe, nor will it in the future owe, any royalty, development fee or other payment to any person or entity described in this subsection, and Seller owns all right, title and interest in and to all Intellectual Property created or developed by any such persons or entities.

(e)           Other than as disclosed in Section 3.10(e) of the Seller Disclosure Schedule, there is not and has not been any infringement, misappropriation or other violation of any Intellectual Property of a third party by Seller, and, to the Knowledge of Seller, there are no facts raising a likelihood of any such violation.  The use of the Seller Intellectual Property does not conflict with any rights of a third party.

(f)           Except as set forth in Section 3.10(f) of the Seller Disclosure Schedule, to the Knowledge of Seller, there is not and has not been any infringement, misappropriation or other violation of any Seller Intellectual Property, and to the Knowledge of Seller, there are no facts raising a likelihood of any such violation.  Except as set forth in Section 3.10(f) of the Seller Disclosure Schedules, there has been no claim made by Seller of any infringement, misappropriation or other violation of any of the Seller Intellectual Property.

(g)           Except as set forth in Section 3.10(g) of the Seller Disclosure Schedule, the Seller Intellectual Property and Seller’s Software Programs or services have not been the subject of a claim of infringement, interference or unfair competition or other claim.  Except as set forth in Section 3.10(g) of the Seller Disclosure Schedule, there has been no claim made against Seller asserting the invalidity, misuse or unenforceability of any of the Seller Intellectual Property or challenging Seller’s right to use, transfer, or ownership of, any of the Seller Intellectual Property, and, to the Knowledge of Seller, there are no grounds for any such claim or challenge, including without limitation any such claim or challenge based upon any use or enforcement of, or any failure to use or enforce, any of the Seller Intellectual Property.

(h)           Except as set forth in Section 3.10(h) of the Seller Disclosure Schedule, no Intellectual Property of a third party or in the public domain, including without limitation open source, public source or freeware, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, was or is used in, incorporated into, embedded in, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Seller Intellectual Property.

(i)            No portion of the Assets contains any Prohibited Procedures.

(j)            No loss of any Seller Intellectual Property is pending or, to the Knowledge of Seller, reasonably foreseeable or threatened.  Seller has taken all action reasonably necessary to maintain and protect the Seller Intellectual Property and, to the Knowledge of Seller, the owners of the Seller Intellectual Property licensed to Seller have taken all action reasonably necessary to maintain and protect such Seller Intellectual Property.

(k)           The consummation of the transactions contemplated by this Agreement will not adversely alter, impair or extinguish any of the Seller Intellectual Property or subject Purchaser’s use of the Seller Intellectual Property to restrictions or limitations other than those to which Seller’s use thereof would be subject if the transactions contemplated hereby did not occur.

(l)            Except as set forth on Section 3.10(l) of the Seller Disclosure Schedule, Seller has not given to any third party any warranty or indemnification related to Seller Intellectual Property, which is not otherwise implied or granted by applicable law.

(m)          Notwithstanding anything to the contrary herein, the Seller Disclosure Schedule does not disclose licenses of or other rights of Seller in “off the shelf” software (such as operating systems, word processing programs, spreadsheets, etc.) purchased from third parties and owned by the Company, and none of such “off the shelf” software is a part of the Seller Intellectual Property or Seller Software Programs, and no representations or warranties with respect to Seller Intellectual Property or Seller Software Programs under this Section 3.10 are made with respect to any of such “off the shelf” software.

Section 3.11          Contracts.

(a)           Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the following Contracts currently in force to which Seller is a party or under which Seller has continuing liabilities and/or obligations:

(i)            each Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, including, without limitation, the Company Licenses and the Invention Assignments;

(ii)           each Contract that (A) limits, or purport to limit, the ability of Seller, or any officers, directors, Employees, shareholders or other equity holders, agents or representatives of Seller (in their capacity as such) to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) would by its terms purport to be binding upon or impose any obligation upon any Affiliate of Seller, (C) contains any so called “most favored nation” provisions or any similar provision requiring Seller to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties or (D) provides for “exclusivity,” preferred treatment or any similar requirement or under which Seller or any of its Affiliates is restricted with respect to distribution, licensing, marketing, co-marketing or development;

(iii)          each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship relating to the Business;

(iv)          each Contract relating to the creation of any Encumbrance with respect to any Asset;

(v)           each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement relating to any Asset;

(vi)          each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities relating to the Business;

(vii)         each Contract providing for “earn outs,” “performance guarantees,” or other similar contingent payments, by or to Seller;

(viii)        each Contract granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any Assets;

(ix)          each Contract for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment relating to the Assets;

(x)           each Contract having a value in excess of $10,000 with a Customer or a Supplier relating to the Assets;

(xi)          outstanding powers of attorney empowering any Person to act on behalf of Seller relating to the Assets;

(xii)         each Contract that was entered into outside the ordinary course of business or was inconsistent with Seller’s past practice relating to the Assets;

(xiii)        each Assumed Contract listed on Schedule 1.3(b); and

(xiv)        any other Contract relating to the Assets that (A) contemplates or involves (x) the payment or delivery of cash or other consideration in an aggregate amount or having an aggregate value in excess of $10,000, or (y) the purchase or sale of any product, or performance of services by or to Seller having an aggregate value in excess of $10,000, or (B) has a term of more than 60 days and that may not be terminated by Seller (without penalty) within 60 days after the delivery of a termination notice by Seller.

(b)           Seller has delivered to Purchaser true, correct and complete copies of all written Seller Contracts relating to the Assets.  Section 3.11(b) of the Seller Disclosure Schedule provides a true, correct and complete description of the terms of each Seller Contract relating to the Assets that is not in written form.  Each Seller Contract relating to the Assets is valid and in full force and effect, is enforceable by Seller in accordance with its terms, and after the Closing will continue to be legal, valid, binding and enforceable on identical terms, subject to the Bankruptcy and Equity Exception.  The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Seller or any of its Affiliates to any Person under, or give any Person the right to terminate or alter the provisions of, any Seller Contract, other than as set forth in Section 3.11(b) of the Seller Disclosure Schedule.

(c)           There is no term, obligation, understanding or agreement that would modify any term of a written Seller Contract relating to the Assets or any right or obligation of a party thereunder which is not reflected on the face of such Contract.

(d)           Seller has not materially violated or breached, or committed any material default under, any Seller Contract relating to the Assets and, to the Knowledge of Seller, no other Person has materially violated or breached, or committed any default under, any Seller Contract relating to the Assets.

(e)           To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a material violation or material breach of any of the provisions of any Seller Contract relating to the Assets, (ii) give any Person the right to declare a default or exercise any remedy under any Seller Contract relating to the Assets, (iii) give any Person the right to accelerate the maturity or performance of any Seller Contract relating to the Assets or (iv) give any Person the right to cancel, terminate or modify any Seller Contract relating to the Assets.

(f)            Seller has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Seller Contract relating to the Assets.

(g)           To the Knowledge of Seller, Seller has not waived any of its material rights under any Seller Contract relating to the Assets.

(h)           No Person is in the process of renegotiating, or has a right pursuant to the terms of any Seller Contract that is an Assumed Contract to renegotiate, any amount paid or payable to Seller under any Seller Contract that is an Assumed or any other material term or provision of any Seller Contract that is an Assumed Contract.

Section 3.12          Compliance with Law; Governmental Authorizations.

(a)           Seller is, and has at all times been, in compliance in all material respects with all applicable Laws.  Seller has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law (including, without limitation all applicable Environmental Laws).

(b)           Section 3.12(b) of the Seller Disclosure Schedule identifies each Governmental Authorization held by Seller, and Seller has delivered, or caused to be delivered, to Purchaser true, correct and complete copies of all such Governmental Authorizations.  The Governmental Authorizations held by Seller are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Seller to conduct its business in the manner in which its business is currently being conducted except, in each case, where the failure to obtain any such Governmental Authorization would not, individually or in the aggregate, have a Material Adverse Effect.  Seller is in material compliance with the terms and requirements of the respective Governmental Authorizations held by Seller.

Section 3.13          Tax Matters.

(a)           All federal income Tax Returns and all other material Tax Returns required to have been filed by Seller have been duly and timely filed, and each such Tax Return was true, correct and complete in all material respects and has been prepared in substantial compliance with all applicable Law.  Section 3.13(a) of the Seller Disclosure Schedule contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which Seller does or is required to file Tax Returns.  To the Knowledge of Seller, no claim has ever been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns which claim stated that Seller is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b)           All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid or will be paid prior to the Closing and Seller is not currently delinquent with respect to the payment of any Tax.

(c)           [omitted].

(d)           Seller has withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, creditors, shareholders, members and third parties and remitted such amounts to the proper Governmental Body and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Law.

(e)           There is no audit, claim, action, suit, proceeding or investigation currently pending against Seller in respect of any Taxes nor has Seller been informed in writing of the commencement or anticipated commencement of any such activity.  To Seller’s Knowledge, no such activity is contemplated by any Governmental Body.  There are no Encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax, other than Encumbrances for Taxes not yet due and payable.  Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)            Seller shall be responsible for the payment of any taxes based on ad valorem Taxes related to its sale of inventory.

Section 3.14          Insurance.  Section 3.14 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds for the current policy year relating to Seller.  Seller maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations.    All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions.

Section 3.15          Related Party Transactions.  Except as set forth in Section 3.15 of the Seller Disclosure Schedule, no Related Party has, and no Related Party has at any time since Seller’s inception had, any direct or indirect material interest in any Asset.  Since Seller’s inception, no Related Party has entered into, or has had any direct or indirect material financial interest in, any Assumed Contract.

Section 3.16          Legal Proceedings; Orders.

(a)           Other than as disclosed in Section 3.16(a) of the Seller Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of Seller, no Person has threatened to commence any Legal Proceeding (i) that involves Seller or any of the Assets, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement or any of the Seller Related Agreements.  To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which Seller, or any of the Assets owned or used by Seller, is subject.

Section 3.17         Labor Relations.  Section 3.17 of the Seller Disclosure Schedule lists each Employee.  Seller is not a party to any collective bargaining agreement covering any Employee, and no collective bargaining agreement with respect to any Employees as of the date of this Agreement is currently being negotiated by Seller, nor is there is any union organization activity involving any of the Employees, pending or, to the Knowledge of Seller, threatened, nor has there ever been union representation involving any of the Employees with respect to their employment by Seller in the last five years.  There has been no strike or other material work stoppage against Seller during the five years immediately preceding the date of this Agreement.  Seller is in compliance in all material respects with all laws, regulations and orders relating to the employment of the Employees.

Section 3.18          Employment Benefit Plans; ERISA.

(a)           Section 3.18(a) of the Seller Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit arrangements or payroll practices, including bonus and fringe benefit plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained for the benefit of, or contributed to by Seller or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that, together with Seller would be deemed a “single employer” within the meaning of Section 4001 of ERISA, for the benefit of any Employee or any former Employee, or with respect to which Seller has any liability, contingent or direct (a “Plan” and collectively, the “Plans”).  Seller has made available to Purchaser correct and complete copies to the extent applicable of (i) each of the Plans including all amendments to date; (ii) the most recent IRS determination letter relating thereto; and (iii) the summary plan descriptions relating thereto.

(b)           Each of the Plans has been administrated in compliance in all material respects with the applicable provisions thereof and with all applicable provisions of ERISA, the Code (including rules and regulations thereunder) and other federal and state laws and regulations, and each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, has been determined by the IRS to be so qualified and Seller knows of no fact or set of circumstances that would adversely affect such qualification.  None of the Plans is subject to Title IV of ERISA and neither Seller nor any of its ERISA Affiliates have within the past six years maintained, sponsored, contributed to or been obligated to contribute to any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA, including any multiemployer plan (as defined in Section 3(37) of ERISA).  Other than as disclosed in Section 3.18 of the Seller Disclosure Schedule, no Plan maintained by Seller is an “employee benefit plan” (as defined in Section 3(3) of ERISA).  There are no pending or, to the Knowledge of Seller, threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

(c)           All contributions (including all employee contributions and employee salary reduction contributions) which are due as of the Closing have been paid to each Plan which is an “employee benefit pension plan” as defined in Section 3(2) of ERISA, except where the failure to make such contributions would not be material.

(d)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, by itself or in combination with any additional or subsequent event, other than by reason of actions taken by Purchaser or Seller following the Closing, will (i) result in any material payment becoming due to any Employee (current, former or retired), (ii) increase any materials benefits otherwise payable under any Plan or (iii) result in the material acceleration of the time of payment or vesting of any such benefits under any such plan.

(e)           None of the Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary.

Section 3.19          Customers and Suppliers.  Section 3.19 of the Seller Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Customers and Suppliers.  Except as set forth in Section 3.19 of the Seller Disclosure Schedule, to the Knowledge of Seller, Seller maintains good commercial relations with each of its Customers and Suppliers, and no event has occurred that could materially and adversely affect Seller’s relations with any such Customer or Supplier.  No Customer (or former Customer) or Supplier (or former Supplier) during the prior 12 months has canceled, terminated or made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with Seller.  Seller has not received any notice and does not have any Knowledge to the effect that any current customer or supplier may terminate or materially alter its business relations with Seller, either as a result of the transactions contemplated hereby or otherwise.

Section 3.20         Accredited Investor Status.  Seller and each of the Seller Shareholders is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Seller and its representatives and legal counsel have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning DDHC, its subsidiaries and their offices and facilities, have been afforded an opportunity to ask such questions of (and have received such answers from) DDHC’s officers, employees, agents, accountants and representatives concerning DDHC’s business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such other information as has been requested by them, in order to evaluate the merits and risks of the prospective investment in DDHC contemplated hereby.

Section 3.21          Restricted Securities.  Seller understands that, upon the issuance thereof, the Shares will be characterized as “restricted securities” under U.S. federal securities laws, and that such securities have not been registered or qualified under the Securities Act or the laws of any state or other jurisdiction and may not be sold or transferred, or otherwise disposed of, without registration and/or qualification under the Securities Act and applicable U.S. state and foreign securities laws, or pursuant to an available exemption from the otherwise applicable registration and/or qualification requirements thereof.  Seller agrees that it will sell, distribute or transfer, or otherwise dispose of, whether to any of its shareholders or any other person, such Shares only in a manner consistent with its representations and other agreements set forth herein, and any applicable foreign, federal and state securities laws.  Seller understands that no public market now exists for any of the securities issued by DDHC and that DDHC has made no assurances that a public market will ever exist for any of DDHC’s securities.

Section 3.22          Investment Risk.  Seller recognizes that DDHC has a limited history of operations and earnings, and that an investment in the Shares is a speculative investment.  The per share price of the Shares for purposes of this Agreement was determined arbitrarily and there can be no assurance or guarantee that the Shares will have any future value or could be resold at any certain price.  In addition, DDHC may, after the Closing, from time to time issue capital stock to third parties resulting in dilution to Seller.

Section 3.23          Finders’ Fees.  Except with respect to the Persons identified in Section 3.23 of the Seller Disclosure Schedule, which also sets forth the terms of any such arrangement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Seller Shareholders who might be entitled to any fee or commission from Purchaser, DDHC, Seller or the Seller Shareholders upon consummation of the transactions contemplated by this Agreement.

Section 3.24          Reliance.  The foregoing representations and warranties are made by Seller with the knowledge and expectation that Purchaser is placing, and is entitled to place, complete reliance thereon, notwithstanding any independent investigations conducted by or on behalf of Purchaser with respect to the Business or the Assets.

Section 3.25          Full Disclosure. Seller has disclosed to Purchaser and/or DDHC all agreements, instruments and corporate or other restrictions to which it or any of its Affiliates is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect or the imposition of any Encumbrance on any Asset. All written disclosures provided by or on behalf of Seller to Purchaser and/or DDHC regarding Seller, the Businesses and the transactions contemplated hereby are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.26          Legends. It is understood that the certificates evidencing the Shares may bear one or all of the following legends:

(a)           “THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

(b)           “THE SHARES EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF AN ASSET PURCHASE AGREEMENT BY AND AMONG DD3D, INC., IN-THREE, INC., DIGITAL DOMAIN HOLDINGS CORPORATION AND THE SELLER SHAREHOLDERS SPECIFIED THEREIN, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF DIGITAL DOMAIN HOLDINGS CORPORATION.  THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SHARES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT, INCLUDING THE RESTRICTIONS ON TRANSFER AND INDEMNIFICATION OFF-SET RIGHTS CONTAINED THEREIN, IF ANY, AND SUCH SHARES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.”

(c)           Any legend required by the bylaws of DDHC or applicable state securities laws.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing Date, as set forth below.

Section 4.1            Corporate Existence and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all company power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Purchaser’s business, financial condition or results of operations.

Section 4.2           Authorization; Binding Nature of Agreement.  Purchaser has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and under each Purchaser Related Agreement to which it is a party, and the execution, delivery and performance by Purchaser of this Agreement and the Purchaser Related Agreements have been duly authorized by all necessary action on the part of Purchaser.  This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. Upon the execution and delivery by or on behalf of Purchaser of each Purchaser Related Agreement, such Purchaser Related Agreement will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3            Absence of Restrictions; Required Consents.  Neither (i) the execution, delivery or performance of this Agreement or any of the Purchaser Related Agreements, nor (ii) the consummation of transactions contemplated by this Agreement or any of the Purchaser Related Agreements will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of Purchaser Charter Documents; or

(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Purchaser, or any of the assets owned, used or controlled by Purchaser, is subject.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF DDHC

DDHC represents and warrants to Seller, as of the date hereof and as of the Closing Date, as set forth below.

Section 5.1            Corporate Existence and Power.  DDHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on DDHC’s business, financial condition or results of operations.

Section 5.2           Authorization; Binding Nature of Agreement.  DDHC has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement, and the execution, delivery and performance by DDHC of this Agreement have been duly authorized by all necessary action on the part of DDHC.  This Agreement constitutes the legal, valid and binding obligation of DDHC, enforceable against DDHC in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3            Absence of Restrictions; Required Consents.  Neither (i) the execution, delivery or performance of this Agreement, nor (ii) the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the DDHC Charter Documents; or

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which DDHC, or any of the assets owned, used or controlled by DDHC, is subject.

Section 5.4            Capitalization.  The capitalization of DDHC, immediately prior to the Closing, is set forth on the capitalization table in Schedule 5.4 attached hereto.

Section 5.5            Valid Issuance of Shares.  The Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, will be free of restrictions on transfer, other than as arising pursuant to this Agreement or the DDHC Charter Documents or under applicable securities laws, and Seller will thereupon have good title to the Shares, free and clear of all liens, security interests, pledges, charges, and encumbrances, other than as arising pursuant to this Agreement or the DDHC Charter Documents or under applicable securities laws.

ARTICLE 6
POST-CLOSING COVENANTS

Section 6.1            Non-Competition.

(a)           Seller and the Seller Shareholders acknowledge that the value to Purchaser and DDHC of the transactions provided for herein would be substantially diminished if Seller (or any of its Affiliates, successors or assigns) or any of the Seller Shareholders were to enter into business activities competitive with Purchaser (or any of its Affiliates) with respect to the Business for a reasonable period following the Closing Date.  Consequently, as an inducement to Purchaser and DDHC to enter into this Agreement, and in consideration of the payments, promises and representations of Purchaser and DDHC under this Agreement, Seller and the Seller Shareholders covenant and agree, for the benefit of Purchaser and its Affiliates, that, for a period of five years following the Closing Date (the “Non-Competition Period”), neither Seller or any of its Affiliates, successors or assigns, nor any of the Seller Shareholders, will engage in, or have any interest in, directly or indirectly and anywhere in the world, any person, firm, corporation or other entity engaged in the design, development, production, marketing, licensing, sale or distribution of products, services, business or technology (collectively, “Competitive Products”) which could reasonably be deemed to be similar to or competitive with the products, services, business or technology of the Business, and including, without limitation, products and services under development or contemplated to be marketed or sold by Seller as of the Closing Date although not yet commercialized or not yet generally available; provided, however, that the foregoing covenant will not prohibit (i) any ownership by Seller or any Seller Shareholder of securities having no more than two percent of the outstanding voting power of any corporation or other entity the securities of which are publicly traded, provided Seller or such Seller Shareholder has no other connection or relationship with such corporation or entity.

(b)           Seller and the Seller Shareholders acknowledge and agree that the foregoing covenants are commercially reasonable and reasonably necessary to protect the interests Purchaser will acquire in the Assets hereunder.

(c)           If any court or tribunal of competent jurisdiction shall refuse to enforce one or more of the covenants contained in this Section 6.1 because (i) the time limit applicable thereto is deemed unreasonable, or (ii) taken together, they are more extensive (whether as to geographic area, scope of business or otherwise) than is deemed to be reasonable, it is expressly understood and agreed that such covenant or covenants shall not be void but that for the purpose of such proceedings such time limitation or such restrictions contained therein (whether as to geographic area, scope of business or otherwise) shall be deemed to be reduced to the extent necessary to permit the enforcement of such covenant or covenants.

Section 6.2            No Solicitation.

(a)           During the three-year period following the Closing Date, neither Seller nor any Seller Shareholder shall in any manner, directly or indirectly, (a) solicit, or induce, or attempt to solicit or induce, any person, firm or corporation that is a customer of the Business or the business of DDHC, Purchaser and their Affiliates to terminate or alter its customer relationship with Purchaser, DDHC or their Affiliates or to become a customer of any other person, firm, corporation or other business for the purpose of obtaining Competitive Products, or interfere with such relationship in any way, or contact any person for any of the foregoing purposes; or (b) solicit, or induce, or attempt to solicit or induce, any person, firm or corporation that is a licensee, licensor, distributor or supplier of or developer for the Business of Purchaser, DDHC or their Affiliates to terminate its relationship with Purchaser, DDHC or their Affiliates with respect thereto or to become a licensee, licensor, distributor, supplier of or developer for any other person, firm, corporation or other business which designs, develops, produces, licenses, sells or distributes Competitive Products (but solely with respect to such competitive business of such other person, firm, corporation or other business), or interfere with such relationship in any way or contact any person for any of the foregoing purposes.

(b)           For a period of three years following the Closing Date, neither Seller or its Affiliates, successors or assigns, nor any Seller Shareholder, will hire any Person who is, or has within 6 months prior been, employed by Purchaser or any of its Affiliates, or otherwise seek to entice, induce or in any manner influence any such employee to leave his or her employment with Purchaser or not accept employment with Purchaser.

Section 6.3            Lock-up Agreement.  Seller hereby agrees not to effect any public sale or distribution (including sales pursuant to Rule 144 promulgated under the Securities Act) of equity securities of DDHC, or any securities convertible or exercisable into or exchangeable for such securities, during the ten days prior to and during (x) the 180-day period beginning on the effective date of the initial underwritten registered public offering of DDHC’s equity securities by DDHC, and (y) the 90-day period beginning on the effective date of the registration pursuant to any other underwritten offering in which equity securities of DDHC are included.  If the underwriters managing the registered public offering waive any such restriction for the benefit of any stockholder of DDHC, they will also grant an equivalent waiver to Seller, whether or not participating in such offering. The foregoing obligations shall apply to any transferee of the Shares.

Section 6.4            Transfers of Shares.  Seller shall not be permitted to Transfer any Shares without the prior written consent, in each instance, of Seller for 24 months following the Closing Date. The restrictions and obligations with respect to the Shares contained in this Agreement (including, without limitation, as set forth in Sections 3.21, 3.26, 6.3, 6.4 and 7.5 hereof) shall continue to be applicable to such Shares after any such Transfer and the transferees of such Shares shall have agreed in writing to be bound by the provisions of this Agreement which affect the Shares so transferred by executing an instrument with respect thereto in a form reasonably acceptable to Purchaser.

Section 6.5            Transfer Taxes; Expenses.  Any transfer Taxes or recording fees payable as a result of the purchase and sale of the Assets or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon Seller) shall be paid shared equally by Seller and Purchaser.  The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

Section 6.6            Confidential Information.  Seller shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date hereof without the prior written consent of Purchaser.

ARTICLE 7
INDEMNIFICATION

Section 7.1            Indemnification Obligations of Seller.  Subject to the provisions of this Article 7, Seller and the Seller Shareholders shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against, and compensate, reimburse and pay the Purchaser Indemnified Parties for, any and all Losses arising out of or relating to:

(a)           any inaccuracy in or breach of any representation or warranty of Seller set forth in this Agreement, the Seller Compliance Certificate or any other Seller Related Agreement;

(b)           any breach of any covenant, agreement or undertaking made by Seller in this Agreement or in any Seller Related Agreement;

(c)           any liability or obligation of Seller of any nature whatsoever, including, without limitation those liabilities set forth on the Closing Date Liabilities Statement, except the Assumed Liabilities;

(d)           any events or circumstances occurring or existing with respect to the ownership, operation and maintenance of Seller’s business and the Assets prior to the Closing, except the Assumed Liabilities;

(e)           any events or circumstances (or claims) in connection with or relating to Seller’s and/or its Affiliates’ relationship with Reliance Industries and/or any of its Affiliates, including, without limitation, any purported licensing or similar transaction;

(f)           any events or circumstances (or claims) in connection with or relating to IMAX and/or Three Dimensional Media Group, Ltd. and/or any of their respective Affiliates; or

(g)           notwithstanding the provisions of Section 8.17, any non-compliance by the parties with any applicable bulk sales Law.

The Losses of Purchaser Indemnified Parties described in this Section 7.1 as to which Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 7.2            Indemnification Obligations of Purchaser and DDHC.  Subject to the provisions of this Article 7, Purchaser and DDHC shall indemnify and hold harmless the Seller Indemnified Parties from and against, and compensate, reimburse and pay the Seller Indemnified Parties for, any and all Losses arising out of or relating to:

(a)           any inaccuracy in or breach of any representation or warranty of Purchaser or DDHC set forth in this Agreement, the Purchaser Compliance Certificate or any other Purchaser Related Agreement;

(b)           Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities; provided, however, that the Seller Indemnified Parties shall not be indemnified with respect to Losses arising out of any Non-Assignable Contract, except to the extent the Losses result from Purchaser’s negligence or willful misconduct;

(c)           any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any Purchaser Related Agreement;

(d)           any liability or obligation of Purchaser or DDHC of any nature whatsoever; or

(e)           any events or circumstances occurring or arising after the Closing with respect to the ownership, operation and maintenance of Purchaser’s business and the Assets.

The Losses of Seller Indemnified Parties described in this Section 7.2 as to which Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 7.3            Indemnification Procedure.

(a)           Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim or otherwise prejudices the Indemnifying Party.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then any Purchaser Losses or any Seller Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred.  In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)           No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to participate in the defense of such Third-Party Claim or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, members, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, members, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)           In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”).  Such Notice of Claim shall specify the basis for such Direct Claim.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 7.3(c), except to the extent such failure has prejudiced the Indemnifying Party, it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 7.4.  In the event the Indemnifying Party does not notify the Indemnified Party within 60 days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article 7 or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article 7, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined.  In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as reasonably practicable, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

Section 7.4            Offset against Earn-Outs.  Purchaser shall have the right, in its sole discretion, to set off any Purchaser Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Article 7 against the amount of any earned but unpaid Earn-Outs.  Purchaser shall have the right to retain the reasonably anticipated amount of such claim(s) from such Earn-Outs at the time they otherwise become payable hereunder pending resolution of any then outstanding claim(s) for Purchaser Losses.  Any election by Purchaser not to exercise any right of set-off with respect to the Earn-Outs shall not be deemed a waiver of any indemnification or other rights of Purchaser under this Agreement.  Any amount of Earn-Outs in excess of the claimed amount(s) of indemnification shall be paid to Seller as otherwise required hereunder.

Section 7.5            Offset Against Shares.  Purchaser shall have the right, in its sole discretion, to set off any Purchaser Losses that relate to the Seller Intellectual Property or the exploitation by Purchaser of same (including, without limitation, any breach by Seller of Sections 3.3, 3.4, 3.7, 3.10, 3.11, 3.12 or 3.16 hereof) for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Article 7 against the value of the Shares in accordance with the following:

(a)           At any time any amounts are owing by Seller to any Purchaser Indemnified Party with respect to Purchaser Losses, Purchaser shall have the exclusive and irrevocable option (a “Call”), exercisable in its sole discretion, to elect to repurchase at any time, and from time to time, in whole or in part, such number of Shares, whether then owned by Seller or any transferee of the Shares, as have an aggregate value sufficient to cover the subject Purchaser Losses under this Article 7, with the deemed value of a share of Common Stock equal for this purpose to $4.82 (the “Indemnification Deemed Value”). The Shares subject to the Call shall be inclusive of, and give effect to, any and all adjustments, increases and the like to the shares of Common Stock held by Seller or any transferee of the Shares.  The Call may be exercised by delivering written notice (a “Repurchase Notice”) to the holder or holders of such Shares.  The Repurchase Notice will set forth (i) the amount of the Purchaser Losses which Purchaser intends to satisfy by means of acquiring Shares in accordance with this Section 7.5, (ii) the number of Shares to be so acquired from such holder with respect to such Losses, and (iii) the time and place for the closing of the transaction.  Seller and each transferee of the Shares, if any, shall be obligated to resell up to the entire amount of the Shares as provided in the Repurchase Notice in response to an exercise by Purchaser of its Call.

(b)           The consummation of the purchase or purchases of such Shares pursuant to Purchaser’s exercise of a Call shall take place on the date and in the manner designated by Purchaser in the applicable Repurchase Notice, which date shall not be more than 45 days after the delivery of the Repurchase Notice; provided, however, that Purchaser may automatically consummate its purchase of such Shares pursuant to its exercise of such Call by delivering to Seller and the Seller Shareholders, concurrently with the delivery of the Repurchase Notice, an executed instrument releasing Seller and the Seller Shareholders from claims related to the applicable Purchaser Losses to the extent of the  aggregate Indemnification Deemed Value of all Shares to be repurchased in connection with the exercise of such Call.  Purchaser will, in connection with such repurchase, be entitled to receive customary representations and warranties from the seller(s) of such Shares regarding such sale and to require that all sellers’ signatures be guaranteed.

(c)           Notwithstanding anything to the contrary contained herein, all repurchases by Purchaser of any Shares pursuant hereto shall be subject to applicable restrictions under Law and in Purchaser’s and its Affiliates’ debt and equity financing agreements, if any.  If any such restrictions prohibit the repurchase of Shares which Purchaser is otherwise entitled to make, Purchaser may designate a third party to make such repurchase and Seller and each transferee of the Shares shall be obligated to resell the Shares to such third party on the same terms and conditions as it is obligated to resell the Shares to Purchaser pursuant to this Section 7.5.  If Purchaser does not designate a third party to repurchase the Shares, Purchaser may make such repurchases as soon as they are permitted to do so under such restrictions, and the time periods for exercise of its rights hereunder shall be tolled during any such period of disability. No Shares which have been repurchased shall ever again be reissued, and all such Shares so repurchased shall upon such repurchase cease to be a part of the authorized shares of DDHC.

(d)           Any election by Purchaser not to exercise any of its rights under this Section 7.5 shall not be deemed a waiver of any indemnification or other rights of Purchaser under this Agreement.

Section 7.6            Liability Limits.

(a)           The Purchaser Indemnified Parties shall not make a claim for indemnification under Section 7.1(a) for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds U.S.$100,000.00, in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses over U.S.$50,000.00 in the aggregate, and the total aggregate liability for Purchaser Losses with respect to any claims made pursuant to Section 7.1(a) shall be limited to (i) U.S.$12,000,000.00 for claims arising from or related to Seller’s breach of Section 3.1 (Organization; Standing and Power; Subsidiaries), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.7 (Title to and Sufficiency of the Assets), Section 3.10 (Intellectual Property), Section 3.12 (Compliance with Law; Governmental Authorizations) and Section 3.13 (Tax Matters), and (ii) U.S.$3,000,000.00 for all other claims.  Notwithstanding the foregoing, the limitations set forth in this Section 7.6(a) shall not apply to any Purchaser Losses arising out of or related to fraud or willful misconduct.

(b)           The Seller Indemnified Parties shall not make a claim for indemnification under Section 7.2(a) for Seller Losses unless and until the aggregate amount of such Seller Losses exceeds U.S.$100,000.00, in which event the Seller Indemnified Parties may claim indemnification for all Seller Losses over U.S.$50,000.00 in the aggregate, and the total aggregate liability for Seller Losses with respect to any claims made pursuant to Section 7.2(a) shall be limited to U.S.$3,000,000.00.  Notwithstanding the foregoing, the limitations set forth in this Section 7.6(b) shall not apply to any Seller Losses arising out of or related to fraud or willful misconduct.

Section 7.7            Survival.  The representations and warranties made by the parties herein shall survive 24 months following the Closing; provided, however, that each of the representations and warranties contained in Section 3.1 (Organization; Standing and Power; Subsidiaries), Section 3.3 (Authority; Binding Nature of Agreement), Section 3.7 (Title to and Sufficiency of the Assets), Section 3.10 (Intellectual Property), Section 3.12 (Compliance with Law; Governmental Authorizations) and Section 3.13 (Tax Matters) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue until the expiration of the applicable statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters.

Section 7.8            Investigations.  Subject to the Seller Disclosure Schedule, the respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Article 7 shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

Section 7.9            Indemnification Sole Remedy for Monetary Damages.  The indemnification provisions of this Article 7 shall be the parties’ sole and exclusive remedy for any monetary claims arising under this Agreement.

Section 7.10          Rights of DDHC. Seller hereby acknowledges and agrees that DDHC has the right to cause Purchaser to exercise all of Purchaser’s rights under this Agreement, including, but not limited to, Purchaser’s right to indemnification under this Article 7.  Purchaser’s rights with respect to indemnification under this Agreement shall inure to the sole benefit of DDHC.

ARTICLE 8
MISCELLANEOUS PROVISIONS

Section 8.1            Seller Representative.

(a)           Neil Feldman (the “Seller Representative”) is hereby irrevocably appointed as representative, agent and attorney-in-fact for Seller (i) to give and receive notices and communications relating to the transactions and other matters contemplated by this Agreement or the Seller Related Agreements, including those relating to indemnification claims, (ii) to make decisions on behalf of Seller with respect to the transactions and other matters contemplated by this Agreement or the Seller Related Agreements, (B) indemnification claims, (C) amendments to this Agreement or the Seller Related Agreements and (D) the defense of third party suits that may be the subject of indemnification claims, and to negotiate, enter into settlements and compromises of, and demand litigation or arbitration with respect to such third party suits or claims by Purchaser for indemnification and (iii) to take other actions on behalf of Seller as contemplated by this Agreement or the Seller Related Agreements, including the exercise of all rights granted to Seller under this Agreement or the Seller Related Agreements.

(b)           Seller agrees that (i) the provisions of this Section 8.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies Seller may have in connection with the transactions contemplated by this Agreement or the Seller Related Agreements, (ii) a remedy at law for any breach of the provisions of this Section 8.1 would be inadequate, and (iii) the provisions of this Section 8.1 shall be binding upon the successors and assigns of Seller.

(c)           A decision, act, consent or instruction of Seller Representative relating to this Agreement or the Seller Related Agreements shall constitute a decision for Seller, and shall be final, binding and conclusive upon Seller, and Purchaser may rely upon any such decision, act, consent or instruction of Seller Representative as being the decision, act, consent or instruction of Seller.

Section 8.2            Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.  In addition, Seller agrees to assist Purchaser with the preparation of audited financial statements for Seller’s business, if Purchaser determines such are needed in connection with its business (e.g., as may be required under the Securities and Exchange Commission’s rules and regulations).

Section 8.3            Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

Section 8.4           Waiver; Amendment.  Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party, subject to Section 8.6.  A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

Section 8.5            Entire Agreement.  This Agreement, the Seller Related Agreements and the Purchaser Related Agreements constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

Section 8.6            Execution of Agreement; Counterparts; Electronic Signatures.

(a)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b)           The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 8.7            Governing Law; Jurisdiction and Venue.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)           Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of Los Angeles, State of California.

Section 8.8            Assignment and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that each of Purchaser and DDHC may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Purchaser and DDHC.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

Section 8.9            Parties in Interest.  Except for the provisions of Article 7, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

Section 8.10          Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

(a)  If to the Seller and Seller Representative (on his own behalf and for the benefit of Seller):

In-Three, Inc.
4580 East Thousand Oaks Boulevard
Westlake Village, California 91362
Attention:  Neil Feldman
Fax no.:
E-mail address: neil.feldman@in-three.com

with a copy to (which copy shall not constitute notice):

Wolf, Rifkin, Shapiro, Schulman & Rabkin LLP
11400 W. Olympic Blvd.
Los Angeles, California 90064
Attention: Roger Goff, Esq.
Fax no.: (310) 479-1422
E-mail address: rgoff@wrslawyers.com

(b)  If to the Seller Shareholders:

Neil Feldman
9507 Overlea Drive
Rockville, Maryland  20850
Fax no.:
E-mail address: neil.feldman@in-three.com

(c)  If to Purchaser and DDHC:

Digital Domain Holdings Corporation
10521 SW Village Center Drive, Suite 201
Port St. Lucie, Florida 34987
Attention: John C. Textor
Fax no.:
E-mail address: jtextor@holdings.d2.com

and:

Digital Domain Holdings Corporation
10521 SW Village Center Drive, Suite 201
Port St. Lucie, Florida 34987
Attention: Ed Lunsford, Esq.
Fax no.:
E-mail address: elunsford@holdings.d2.com

with a copy to (which copy shall not constitute notice):

Sullivan & Triggs, LLP
1230 Montana Ave., Suite 201
Santa Monica, California 90403
Attention:  D. Thomas Triggs, Esq.
Fax no.:  (310) 451-8303
E-mail address:  ttriggs@sullivantriggs.com

Section 8.11          Construction; Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)            reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(ii)           reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(iii)           reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; and

(iv)          references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c)           Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 8.12          Enforcement of Agreement. The parties acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other party(ies) could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the parties may be entitled, at law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 8.13          Publicity.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued at such a time and in such a manner as the parties mutually determine.  Otherwise, no party hereto will issue any public announcement or similar publicity with respect to the transactions contemplated by this Agreement without first obtaining the prior written consent of Purchaser and Seller.

Section 8.14          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.15          Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.16          Annexes, Schedules and Exhibits.  The Annexes, Schedules and Exhibits (including Seller Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 8.17          Compliance with Bulk Sales Laws.  Each party hereby waives compliance by the parties with the “bulk sales,” “bulk transfers” and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.  Purchaser’s waiver is expressly conditioned upon the truth and completeness of the Closing Date Liabilities Statement and Seller’s agreement to promptly pay the Closing Date Liabilities in full.

*          *          *

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this Asset Purchase Agreement have caused this Asset Purchase Agreement to be duly executed, as of the date first above written.

PURCHASER:

DD3D, INC.

By:	/s/ John C. Textor

Name:	John C. Textor

Title:	Chief Executive Officer

SELLER:

IN-THREE, INC.

By:	/s/ Neil B. Feldman
Neil B. Feldman, CEO

DDHC:

DIGITAL DOMAIN HOLDINGS CORPORATION

By:	/s/ John C. Textor

Name:	John C. Textor

Title:	Chief Executive Officer

SELLER SHAREHOLDER:

/s/ Neil B. Feldman
NEIL B. FELDMAN

ANNEX A

DEFINITIONS

For purposes of this Agreement (including this Annex A):

“Acquisition Transaction” means any transaction or related series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving Seller; (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of Seller; or (c) any liquidation or dissolution of Seller.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Assumed Contracts” means those Seller Contracts identified on Schedule 1.3(b) hereto.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Los Angeles, California.

“Closing” means the consummation of the purchase and sale of the Assets, as set forth in Article 2 of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Liabilities” means any indebtedness of Seller as of the Closing Date with respect to (a) borrowed money, (b) notes payable, (c) capital leases, (d) installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses, and (e) Excluded Liabilities of which Seller has Knowledge.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” means any data or information concerning Seller (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training or (f) discoveries, developments, trade secrets, processes, formulas, data, and all other works of authorship, mask works, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere.  Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is in the public domain through means that do not involve a breach by Seller of any covenant or obligation set forth in this Agreement.

“Contract” means any legally enforceable written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or legally enforceable undertaking of any nature, whether express or implied.

“Customer” means a customer of Seller that paid Seller more than $10,000 in the aggregate during the 12-month period ended September 30, 2010 or a customer that is obligated to pay Seller more than $10,000 in the aggregate during the 12-month period ended September 30, 2011.

“Database” means any database of information and any and all data included therein, whether maintained in machine-readable form or otherwise, including the related Programming Code and any existing Documentation.

“DDHC Charter Documents” means the certificate of incorporation and bylaws, including all amendments thereto, of DDHC.

“Documentation” means, with respect to a Software Program, Database or Web Site: (i) the Source Code (with comments), as well as any pertinent commentary or explanation prepared to render such materials understandable and usable by a trained computer programmer; (ii) any programs (including compilers), “workbenches”, tools, and higher-level (or “proprietary”) language necessary for the development, maintenance, and implementation of the Software Program, Database, or Web Site; and (iii) any and all prepared and deliverable manuals relating to the Software Program, Database, or Web Site, including all notes, flow charts, and programmer's or user's manuals.

“Domain Name” means the Internet address or Uniform Resource Locator for a particular Web Site.

“Employee” means an employee of Seller as of immediately prior to the Closing.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, legally enforceable claim, option, right of first refusal, preemptive right, community property interest or legally enforceable restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset (other than restrictions imposed by law), any restriction on the receipt of any income derived from any asset (other than restrictions imposed by law), any restriction on the use of any asset (other than restrictions imposed by law), any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (other than restrictions imposed by law), any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction) impairing title to such asset.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all applicable federal, state, municipal and local laws, statutes, ordinances, codes, orders, decrees, judgments or injunctions, and regulations rendered by, in or with any Governmental Body, department or administrative or regulatory agency relating to pollution, quality or protection of the environment or the presence, treatment, exposure to persons, generation, use, processing, release, remediation, storage, disposal, transport or handling of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authorization” means any  (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given and required by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Substances” means any element, compound, chemical mixture, contaminant, pollutant material, waste or other substance which is regulated or defined as hazardous, radioactive or toxic under any Environmental Law or the release of which is prohibited or materially restricted under any Environmental Law.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Intellectual Property” means all rights in intellectual property of any type throughout the world, including without limitation, all of the following and all rights, arising out of or associated therewith: (a) all patents, patent applications and patent disclosures, utility models and industrial design registrations and applications, including all reissues, divisions, renewals, extensions, reexaminations, provisionals, continuations and continuations-in-part thereof and reissue patent applications and patents issuing thereon; (b) registered and unregistered (but legally enforceable) trademarks (including common law trademarks), service marks, trade names, service names, brand names, derivative brands, fictional or assumed names, all trade dress rights, logos, slogans, uniform resource locators, Internet domain names and corporate names and other source identifiers, whether or not registered, including all common law rights thereto, together with the goodwill associated with the foregoing, and applications, registrations and renewals thereof; (c) all copyrights, whether registered or common law, copyright registrations and applications therefor, works of authorship, mash-up work rights and all other rights corresponding thereto; (d) all trade secrets and confidential, technical and business information, including inventions, whether patentable or unpatentable, technology, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, plans, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (e) all Software Programs, Databases, Web Sites, and Documentation, (f)  advertising materials, copy, commercials, images and artwork; (g) other proprietary rights of any kind or nature; (h) moral rights with respect to any of the foregoing; (i) copies and tangible embodiments of all of the foregoing, in whatever form or medium, and records and documents whether in hard copy or electronic, relating to the foregoing; (j) any and all archives, assets, collectibles and chattels; (k) any and all customer lists and contact information, including email addresses; (l) any similar or equivalent rights to any of the foregoing, including all rights in any of the foregoing provided by international treaties or conventions; and (m) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, dilution, misappropriation, or other violation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge”  An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have had knowledge of such fact following a reasonable inquiry of the Person within an Entity who is charged with having responsibility for the representation in question.  Seller shall be deemed to have “Knowledge” of a particular fact or other matter if the Seller Representative, any Seller Shareholder, any officer or director of Seller or any Employee who has been involved in the transactions contemplated in this Agreement, as applicable, has Knowledge of such fact or other matter.  Purchaser or DDHC shall be deemed to have “Knowledge” of a particular fact or other matter if any officer, director or key employee of Purchaser or DDHC who has been involved in the transactions contemplated in this Agreement, as applicable, has Knowledge of such fact or other matter.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, enforceable and applicable principle of common law, ordinance, decree, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and applicable to the party and circumstances in question.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, official inquiry, audit, examination or formal investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel having jurisdiction over the party and circumstances in question.

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and reasonable attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim.

“Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other related states of fact, changes, events, effects, occurrences or circumstances) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, financial condition, assets, liabilities, operations or financial performance of the party in question, or (b) the ability of the party in question to consummate the transactions contemplated by this Agreement or to perform any of its or their obligations under this Agreement prior to the Termination Date.

“Non-Assignable Contracts” means Assumed Contracts that require third-party consents for assignment that have not been obtained by Seller prior to or as of the Closing.

“Permitted Encumbrance” means (a) Encumbrance for Taxes not yet due and payable (excluding Encumbrances arising under ERISA or Code Sections 412 or 430), and (b) Encumbrance of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Body or other organization.

“Programming Code” means computer programming code, including (i) the machine-readable form thereof (“Object Code”), (ii) the human-readable form thereof and related system documentation, including all comments and any procedural code (“Source Code”), and (iii) any modifications, revisions, or additions to either Object Code or Source Code, including all new releases, that improve functions, add new functions, improve performance, correct errors, support new releases of operating systems with which computer programming code is designed to operate, support new input/output devices, or provide any other incidental corrections or updates.

“Prohibited Procedures” means any program, routine, device, or other feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, protect code, data destruct key, malicious logic, worm, Trojan horse, back door, trap door, spy-ware, keystroke- or password-capturing routine, or access-tracing routine, that may be used to modify, delete, damage, disable, deactivate, interfere with, or otherwise harm or prevent the use of any Assets or Purchaser’s or its licensees’ hardware, data, software or computer systems; or that may be used to provide or facilitate unauthorized access to, security weaknesses in, or copies or transmissions of, Purchaser's or its licensees’ hardware, data, software or computer systems.

“Purchaser Charter Documents” means the certificate of incorporation and bylaws, including all amendments thereto, of Purchaser.

“Purchaser Indemnified Parties” means Purchaser and its Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and/or service marks, (c) registered copyrights and applications for copyright registration, (d) domain name registrations and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with or by any Governmental Body.

“Related Party” means (a)  each individual who is, or who has at any time been, a shareholder of Seller, (b) each member of the immediate family of each of the individuals referred to in clause (a) above and (c) any trust or other Entity (other than Seller) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Revenues” means all monies actually received by Purchaser and/or its Affiliates from the performance of 2D-to-3D conversion services related to the services for which the Seller Software Programs and any derivatives thereof are designed to perform, provided that “Revenues” shall not include any monies received by Purchaser and/or its Affiliates from or with respect to (i) visual effects work; (ii) production services of the type Purchaser and/or its Affiliates performed at any time prior to the Closing; or (iii) other non-conversion services (even if performed for stereo 3-D content).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Contract” means any legally enforceable Contract, including any amendment or supplement thereto, (a) to which Seller is a party, (b) by which Seller or any of its respective assets is or may become bound or under which Seller has, or may become subject to, any obligation or (c) under which Seller has or may acquire any right or interest.

“Seller Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of Seller on the date of the Agreement.

“Seller Indemnified Parties” means Seller and its Affiliates, and their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Seller Intellectual Property” means all Intellectual Property that is owned by Seller or used by Seller in connection with its business, but specifically excluding any “off the shelf” third party software used for normal business computing functions, such as operating systems, word processing, spreadsheets, or otherwise not directly related to the use of the Seller Software Programs for providing services to customers of Seller in connection with the Business.

“Seller Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of Seller.

“Seller Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Seller in connection with the transactions contemplated hereby.

“Seller Software Program” means any Software Program created or owned by Seller for the purpose of providing 2D-to-3D conversion services or other services provided by Seller to its customers as a part of its Business, and included in the Assets.

“Software Program” means any computer software program, including, without limitation, operating systems and specifications, scripts, data, databases, files, Documentation and other materials relating thereto, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all Programming Code therefor, any comments thereon and any procedural code related thereto.

“Specifically Excluded Liabilities” shall have the meaning set forth in Section 1.4.

“Subsidiary”  means any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Supplier” means any supplier of goods or services to which Seller paid more than $10,000 in the aggregate during the 12-month period ended September 30, 2010 or is committed to pay more than $10,000 in the aggregate during the 12-month period ended September 30, 2011.

“Tax” means any (a) tax (including income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other fee of any kind imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign Law) and (d) any amounts payable under any tax sharing agreement.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transfer” means, as a noun, any sale, transfer, assignment, pledge, hypothecation or other disposition, and, as a verb, to effectuate any of the foregoing.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“Web Site” means a home or locations on the World Wide Web and all of the Web pages and text, audio, video and other dynamic and/or static materials associated with such home or location, including Hypertext Markup Language, Java, JavaScript, Flash, Structured Query Language, graphics, “look and feel”, related Programming Code and Documentation, and all Domain Names related thereto.